FOR IMMEDIATE RELEASE

Orient Paper, Inc. Announces Unaudited Preliminary Results

for Second Quarter 2013

BAODING, China, July 30, 2013 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its preliminary unaudited results for the second quarter ended June 30, 2013. The Company will file its Form 10-Q with the Securities and Exchange Commission and will announce, through a press release, its unaudited financial results for the second quarter ended June 30, 2013 after market closes on Monday, August 12, 2013.

Preliminary Second Quarter 2013 Selected Unaudited Financial Results Highlights

	2Q12	2Q13	Change
Revenue (US$ million) Revenue excluding PM1*	35.5 28.2	33.0 33.0	-7.0%
			17.0%
Sales volume (tonnes) - Corrugating Medium Paper (“CMP”) - Offset Printing Paper - Digital Photo Paper	58,384 16,615 489	55,025 16,424 311	-5.8% -1.1% -36.4%
Average selling price/tonne (“ASP”) - CMP - Offset Printing Paper - Digital Photo Paper	$369 $728 $3,832	$374 $686 $3,870	1.4% -5.8% 1.0%
Gross profit (US$ million)	5.8	6.1	5.4%
Net income (US$ million)	3.6	3.6	0.8%
EPS (US$)	0.2	0.2	-

*PM1 suspended operation since 31 December 2012 for modernization

Key Highlights for Second Quarter 2013

  Gross profit up 5.4% YoY to US$6.1 million
  Net income up 0.8% YoY US$3.6 million
  Secured RMB150 million financing arrangement to fund new tissue business expansion
  Construction of tissue paper production facility on schedule

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “Despite the current economic environment, we are pleased that our businesses have started to recover steadily with our production ramping up from the previous quarter. The Company’s overall profitability has improved as a result.”

“We are also excited as we continue to make inroads into our tissue paper business expansion,” continued Mr. Liu. “Securing the RMB150 million financing arrangement is an important milestone for Orient Paper, as well as an appreciation and recognition of our business strategy in the midst of tight credit conditions in China, which will provide adequate working capital for the later stage of this project.”

Industry Update

Following the Ministry of Industry and Information Technology’s (“MIIT”) announcement in China to retire a total of 4.6 million tonnes old and inefficient paper production capacities in April 2013, the Hebei Province also announced in May its target to close 2.15 million tonnes of paper production capacities in 2013. In July, the MIIT released its first batch list of 2013 closed capacities for 6.2 million tonnes in the country, with 0.9 million tonnes of such capacities located in the Hebei Province, which have resulted in the expectation in the market that the actual closures for 2013 will exceed the earlier announced target plan.

Mr. Liu added, “We expect consolidation within the paper manufacturing sector to continue following the government’s announcement on its 2013 first batch list to retire outdated paper production capacities. As a leading player in the fragmented North China packaging paper segment, Orient Paper is committed to both efficiency and environmental conservation. For this purpose, the Company has taken the initiative to voluntarily shutdown our PM1 line since end of last year for our modernization program. We are all subject to rigorous inspection but we are well positioned to ride above this and take advantage of the mandatory closures to increase market share and cement our leadership in this anticipated industry consolidation.”

Conference Call

Orient Paper’s management will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Tuesday, August 13, 2013, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	2212 4989

A replay of this conference call will be available by dialing:

China:	400-120-0932 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	2212 4989

The replay will be archived for fourteen days following the earnings announcement until August 27, 2013.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com